UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PFSWEB, INC.
(Exact name of Registrant as specified in its charter)

Delaware	75-2837058
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4455 Regent Blvd, Irving, TX	75063
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: (Not applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

This Form 8-A/A is filed by PFSweb, Inc. (the “Company”) to supplement and amend the information set forth on the Form 8-A filed by the Company on June 14, 2000, as amended.

Item 1. Description of Registrant’s Securities to be Registered

On October 20, 2023, the Company and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a Delaware corporation, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent, entered into Amendment No. 12 (the “Amendment”) to the Company’s Rights Agreement, as amended (the “Rights Agreement”).

Amendment No. 12 amends the Rights Agreement by accelerating the expiration of the preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “11:59 p.m., New York City time, on October 20, 2023.” Accordingly, the Rights which were previously dividended to holders of record of the common stock, par value $0.001 per share, of the Company shall expire as of 11:59 p.m., New York City time, on October 20, 2023, upon the expiration of the Rights Agreement and no person shall have any rights pursuant to the Rights Agreement or the Rights.

The foregoing description of the Amendment and the Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, a summary of the material terms of the Rights Agreement, as amended by the Amendment, together with the full text of the Rights Agreement, and each of Amendments Nos. 1 to 10 thereto, as set forth in the Company’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on July 17, 2023, Amendment No. 11 included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2023, and Exhibit 4.1 hereto.

Item 2. Exhibits.

Exhibit No.	Description
4.1	Amendment No. 12 to the Company’s Rights Agreement, as amended, by and between the Company and Computershare Inc., dated October 20, 2023.

SIGNATURES
Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PFSweb, Inc.

Dated: October 20, 2023	By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President, Chief Financial Officer